EXHIBIT 4

EXCHANGE AGENT AGREEMENT

(Biotech HOLDRS Trust)

          THIS EXCHANGE AGENT AGREEMENT (Biotech HOLDRs Trust) (this “Agreement”) between Market Vectors ETF Trust, a Delaware statutory trust (the “Offeror”), Van Eck Associates Corporation, a Delaware corporation (the “Parent”), and The Bank of New York Mellon, a New York banking corporation (the “Agent”), is dated as of _______________, 2011.

Appointment. (a) The Offeror, on behalf of Market Vectors Biotech ETF ( the “ETF”), a series of the Offeror, is offering to exchange (the “Offer”) all outstanding Depositary Trust Receipts (the “HOLDRS”) of Biotech HOLDRS Trust (the “Company”), for which a holder of HOLDRS will receive shares of beneficial interest (“ETF Shares”) of the ETF with an initial net asset value equal to the deemed value of HOLDRS tendered for exchange in the Offer by such holder of HOLDRS, on the terms and subject to the conditions set forth in the respective Offer to Exchange (together referred to herein as the “Offer to Exchange”) and the respective Letter of Transmittal (together referred to herein as the “Letter of Transmittal” and, together with the Offer to Exchange, the “Offer Documents”) attached hereto as Exhibits A and B, respectively, as the same may be amended or supplemented from time to time. The HOLDRs tendered for exchange will be deemed to have a value equal to the value of the aggregate of the closing prices of the securities underlying the HOLDRs on the day on which the Expiration Time (as hereinafter defined) occurs. Copies of the Offer to Exchange and the Letter of Transmittal will be supplied to The Bank of New York Mellon and will be distributed upon commencement of the Offer by an information agent acting for the Offeror to all registered holders of HOLDRS and participants (“DTC Participants”) in The Depository Trust Company (“DTC”) having HOLDRS credited to their accounts. All the HOLDRS are registered in the name of a nominee of DTC and held in DTC’s book-entry settlement system.

          The HOLDRS are issuable under the depositary trust agreement dated as of November 18, 1999, as amended (the “Company Trust Agreement”), among Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), all Holders and Beneficial Holders (each as defined in the Company Trust Agreement) from time to time of HOLDRS issued thereunder and all Depositors (as defined in the Company Trust Agreement). Each round lot of HOLDRS represents certain underlying securities of the classes and in the amounts determined in or pursuant to the Company Trust Agreement.

          The Offeror hereby appoints Agent to act as exchange agent in connection with the Offer and Agent hereby accepts such appointment, on the terms and subject to the conditions set forth in this Agreement.

          (b)     The Offer is expected to be commenced by the Offeror on or about October 26, 2011. The Offer will expire at 11:00 a.m., New York City time, on the date set forth in the Offer to Exchange, as it may be extended by the Offeror (that time, as it may have been so extended, the “Expiration Time”). If the Offeror extends the original

Offer period, it will give oral (promptly confirmed in writing) or written notice to the Agent not later than the day of the scheduled Expiration Time of the Offer.

2.     Book-Entry Accounts.     Agent shall take steps to establish. within two business days after commencement of the Offer, and, subject to such establishment, maintain, an account at DTC for book-entry transfers of HOLDRS tendered in the Offer, as set forth in the Letter of Transmittal. The account shall be maintained until all HOLDRS tendered pursuant to the Offer have been either accepted for exchange or returned.

3.     Tenders of HOLDRS.     Agent will receive tenders of HOLDRS in accordance with the following instructions:

         (a)     HOLDRS shall be considered validly tendered to Agent only if Agent receives prior to the Expiration Time (i) a Confirmation (as defined in paragraph (b) below) relating to such HOLDRS and (B) a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in paragraph (b) below) relating to those HOLDRS.

         (b)     For the purpose of this Agreement: (i) a “Confirmation” shall be a confirmation of book-entry transfer of HOLDRS into an account of the Agent at DTC established and maintained by Agent in accordance with Section 2 hereof; and (ii) an “Agent’s Message” shall be a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC and received by Agent and forming part of a Confirmation, which states that DTC has received an express acknowledgment from the participant tendering the HOLDRS that are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Offeror may enforce such agreement against such participant. The term Agent’s Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Agent’s office.

4.     [Reserved.]

5.     [Reserved.]

6.     [Reserved.]

7.     Date/Time Stamp.     Each document received by Agent relating to its duties hereunder shall be dated and time-stamped when received.

8.     Examination of Tendered Items; Procedure for Deficient Items; Transfer Upon Tender.

         (a)     Agent shall examine any Letter of Transmittal, Agent’s Message and any other document required by the Offer Documents that is received by Agent to determine whether they appear to have been properly completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event Agent concludes that any Letter of Transmittal, Agent’s Message or other document has been improperly completed, executed or transmitted or some other irregularity in connection with the tender of the relevant HOLDRS exists, Agent is authorized, subject to subsection (b) below, to advise the tendering holder of the existence of the irregularity. Agent is not authorized to accept any tender that is not made in accordance with the terms and conditions set forth in the Offer, or any other tender which Agent deems to be defective, unless Agent shall have received from the Offeror the applicable Letter of Transmittal (or if the tender was made by means of a Confirmation containing an Agent’s Message, a written notice), duly dated and signed by an authorized officer of the Offeror, indicating that any defect or irregularity in such tender has been cured or waived and that such tender is acceptable to the Offeror.

          (b)     Promptly upon concluding that any tender is defective, Agent shall use reasonable efforts in accordance with Agent’s regular procedures to notify the person tendering the relevant HOLDRS of such determination. The Offeror shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any HOLDRS determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Offeror, be unlawful; it being specifically agreed that Agent shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Offeror also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any HOLDRS. The interpretation by the Offeror of the terms and conditions of the Offer to Exchange, the Letter of Transmittal and the instructions thereto or an Agent’s Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

9.      Report of Tender Activity.      The Agent shall advise Offeror by e-mail or facsimile transmission (in accordance with the notice provisions set forth in Section 20), and such other person or persons as Offeror may request in writing, weekly, and, during the last two weeks before the Expiration Time, daily, up to and including the applicable Expiration Time, as to the number of HOLDRS that have been tendered pursuant to the Offer and the items received by the Agent pursuant to this Agreement. In addition, the Agent will make available to the aforementioned persons upon oral request made from time to time prior to the Expiration Time such other information as they may reasonably request. Agent will also provide a final report relating to all securities tendered as of the Expiration Time and certifying the list of underlying securities represented by tendered HOLDRS no later than 1:00 p.m., New York City time, on the day that the Expiration Time occurs.

10.     Instructions.      Any instructions given to Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Offeror as soon as practicable thereafter. Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

11.     Notice of Withdrawal.      Agent will return to any person tendering HOLDRS, in the manner described in Section 12 hereof, any HOLDRS tendered by such person but duly withdrawn pursuant to the Offer to Exchange. To be effective, Agent must receive a written notice of withdrawal at its address as set forth on the back page of the Offer to Exchange, within the time period specified for withdrawal in the Offer to Exchange. Any notice of withdrawal must specify the name of the holder of the HOLDRS to be withdrawn and the number of HOLDRS to be withdrawn. Agent is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective. In the event Agent concludes that any such notice is defective it shall, after consultation with and on the instructions of the Offeror, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion, whose determination shall be final and binding. Any HOLDRS withdrawn in accordance with the procedures set forth in this section shall no longer be considered to be properly tendered unless such HOLDRS are re-tendered prior to the Expiration Time in accordance with Section 3 hereof.

12.     Return of HOLDRS.     If (a) pursuant to the terms and conditions of the Offer, the Offeror has notified Agent that it does not accept certain of the HOLDRS tendered or a holder has withdrawn any tendered HOLDRS, Agent shall promptly return any documents received to the person who deposited the same. Such documents shall be delivered by Agent by first class mail. If any such HOLDRS were tendered by means of a Confirmation containing an Agent’s Message, Agent shall notify DTC of the Offeror’s decision not to accept the HOLDRS or the withdrawal.

13.     Amendment or Termination of Offer.   The Offeror shall notify the Agent promptly and, upon reasonable request, provide full details if it determines to amend or terminate the Offer. Nevertheless, the Agent may rely on and shall be authorized and protected in acting or failing to act upon any instructions it receives from the Offeror regarding an amendment or termination of the Offer even if the Offeror fails to give written notice of it or the confirming notice conflicts with any instructions previously given.

14.     Actions following Expiration; Distribution of Entitlements.

          (a)     If, under the terms and conditions set forth in the Offer to Exchange, the Offeror becomes obligated to accept and exchange HOLDRS validly tendered and accepted, the Offeror shall provide oral and written notification to the Agent and the Trustee of that acceptance and details of an account at ConvergEx Execution Services LLC to which securities can be delivered not later than 1:30 p.m., New York City time, on the day the Expiration Time occurs. On the third New York business day following receipt of that acceptance, the Agent shall surrender all the HOLDRS accepted for exchange to the Trustee and instruct the Trustee to deliver, no later than noon, New York City time, all the Underlying Securities of those surrendered HOLDRS to the securities account referred to above. It is understood that the Trustee cannot deliver any fraction of an underlying security and the Trustee will instead deliver cash in lieu of any fraction of an underlying security that is represented by the aggregate amount of HOLDRS accepted for exchange. It is further understood that, on the day on which the Expiration Time occurs, as authorized by the holders of HOLDRS in the Letter of Transmittal (i) certain of the securities underlying the accepted HOLDRS will be sold and certain other securities will be purchased with the proceeds of those sales, (ii) all securities underlying the accepted HOLDRS that are not sold, together with all securities purchased in the purchases referred to in clause (i) above, will be contributed to the Offeror against issuance to or to the order of the Agent of the amount of ETF Shares required, under the terms of the Offer, to exchange for all the HOLDRS that were accepted for exchange.

          (b)     Upon instruction by the Offeror and as promptly as practicable after the deposit by the Offeror of the amount of ETF Shares described in clause (a)(ii) above, Agent, through the transfer agent for the ETF, shall deliver or cause to be delivered those ETF Shares to DTC for allocation by DTC in accordance with its procedures to the accounts of the participants acting for tendering holders of HOLDRS entitled to them.

15.     Tax Reporting.

          (a)     Not later than the earlier of (i) 45 days after the settlement of the Offer or (ii) January 15 of the year following the year in which the settlement of the Offer occurs, the Offeror shall deliver to the Agent information as to the sales of underlying securities conducted in the Rebalancing Transaction (as defined in the Offer to Purchaser) and the gross proceeds of those sales. Agent will then forward this information, within ten (10) calendar days of receipt, to DTC and request DTC to post that information on its LENS system and distribute it to all DTC participants that tendered HOLDRS in the Offer.

          (c)     Should any issue arise regarding federal income tax reporting, Agent shall take such reasonable action as the Offeror may reasonably request in writing. Such action may be subject to additional fees.

16.     Authorizations and Protections. The Agent, as such:

          (a)     shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent and the Offeror;

          (b)     shall have no obligation to exchange any tendered HOLDRS unless the Offeror shall have provided the necessary consideration to exchange in full for all HOLDRS accepted for exchange;

          (c)     shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any HOLDRS deposited with Agent or tendered through an Agent’s Message hereunder or any certificate evidencing those HOLDRS and will not be required to and will make no representations as to or be responsible for the validity, sufficiency, value, or genuineness of the Offer;

          (d)     shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and, where the taking of such action might in Agent’s judgment subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

          (e)     may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission, Agent’s Message or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;

          (f)     may rely on and shall be fully authorized and protected in acting or failing to act upon (i) the written, telephonic, electronic or oral instructions of any person reasonably believed by the Agent to be authorized to give those instructions on behalf of the Offeror, including, without limitation, any person that appears on Exhibit C to this Agreement (each, an “Authorized Representative”), with respect to any matter relating to Agent’s duties under this Agreement; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the HOLDRS Transfer Agents Medallion Program, Foreign Investor Registered HOLDRS Transfer Global Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

          (g)     may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

          (h)     shall not be called upon at any time to advise any person tendering or considering tendering pursuant to the Offer as to the wisdom of making such tender or as to the market value of any security tendered thereunder;

          (i)     may perform any duties under this Agreement either directly or by or through (x) agents or subagents and the Agent shall not be responsible for the performance, non-performance or other acts or omissions on the part of those agents or subagents except to the extent that the Agent would be responsible under this Agreement if the Agent had performed its duties directly, or (y) depositories, nominees, custodians, subcustodians or incidental service providers (such as, without limitation, postal, courier or printing services) and the Agent shall not be responsible for the performance, non-performance or other acts or omissions on the part of those depositories, nominees, custodians, subcustodians or incidental service providers appointed or otherwise engaged with due care by the Agent;

          (j)     shall not be liable or responsible for any recital or statement contained in the Offer or any other documents relating thereto;

          (k)     shall not be liable or responsible for any failure of the Offeror to comply with any of its obligations relating to the Offer, including without limitation obligations under applicable securities laws;

          (l)     is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including without limitation, any dealer-manager or information agent;

          (m)     shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from book-entry settlement system, or for the actions of any other person in connection with any such message or communication;

          (n)     is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Offeror or its counsel, and to apply to the Offeror for advice or instructions in connection with its duties hereunder, and shall not be liable for any delay in acting while waiting for those instructions; any applications by Agent for written instructions from the Offeror may, at its option, set forth in writing any action proposed to be taken or omitted by it under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; Agent shall not be liable for any action taken or omitted by it in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than two business days after the date such application is sent to the Offeror, unless the Offeror shall have consented in writing to any earlier date), unless prior to taking any such action, Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; and

          (o)     will have no duty or responsibility to determine if any holder or beneficial owner of HOLDRS is located in any jurisdiction in which any approval, registration or qualification of the Offer may be required, or if the Offer or any tender of HOLDRS complies with the laws of any jurisdiction of that kind.

17.     Indemnification.     Each of the Offeror and the Parent, jointly and severally, shall indemnify Agent for, and hold Agent harmless from and against, any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense (collectively, “Loss”) arising out of or in connection with its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct.

18.     Limitation of Liability.

          (a)     In the absence of gross negligence or willful misconduct on its part, Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if it has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Agent will be limited in the aggregate to the amount of fees paid by the Offeror under this Agreement.

          (b)     If any question or dispute arises with respect to the proper interpretation of this Agreement or Agent’s duties hereunder or the rights of the Offeror or of any security holders, Agent shall not be required to act and shall not be held liable or responsible for failing or refusing to act until the question or dispute has been (i) judicially settled (and Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all security holders and parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document in form and substance satisfactory to Agent and executed by the Offeror and each other party to that dispute.

19.     Representations, Warranties and Covenants.     Offeror represents, warrants and covenants that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and do not and will not conflict with, violate, result in a breach of or constitute a default under its certificate of trust or bylaws, any law or regulation, any order or decree of any court or public authority having jurisdiction over it or under any mortgage, indenture, contract, agreement or undertaking to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by Offeror and constitutes its legal, valid, binding and enforceable obligation, (d) the Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened against Offeror as of the date hereof.

20.     Notices.     All notices, demands and other communications given pursuant to the terms and provisions of this Agreement shall be in writing and may be hand delivered or sent by recognized courier services or by certified or registered mail, return receipt requested (or by facsimile, confirmed by recognized courier service or by certified or registered mail, return receipt requested), addressed as follows:

If to Offeror:	with an additional copy to:

Market Vectors ETF Trust	[additional notice name and address]
[Address]
Attn: ____________
Tel: ______________
Fax:

If to Agent:	with an additional copy to:

The Bank of New York Mellon	The Bank of New York Mellon
c/o BNY Mellon Shareowner Services	ADR Administration
480 Washington Blvd, 27th Floor	101 Barclay Street, Floor 22-W
Jersey City, NJ 07310	New York, New York 10286
Attn: ____________	Attn: Joanne F. Di Giovanni
Tel: ____________	Tel: 212-815-2204
Fax: ____________	Fax: 212-571-3050

21.     Specimen Signatures.     Set forth in Exhibit C hereto is a list of the names, titles and specimen signatures of the Authorized Representatives authorized to act for the Offeror under this Agreement. The Offeror may, from time to time, certify to Agent the names, titles and signatures of any other persons authorized to act for the Offeror under this Agreement.

22.     Confidentiality.

          (a)     In connection with Agent’s appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement and the exhibits attached hereto. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

          (b)     In connection with the provision of services under this Agreement, the Offeror may direct Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to their agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, the Offeror consents to the release of information, including NPPI, (i) to any of Agent’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority. Agent shall not be liable for the release of information in accordance with the foregoing provisions.

23.     Fees.

          (a)     The Offeror shall pay to Agent compensation for its services under this Agreement and reimburse it for its expenses, regardless of whether any HOLDRS are tendered, in accordance with a written fee schedule to be agreed separately between the Offeror and Agent.

          (b)     The Offeror shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include administrative and handling charges to cover processing and use of billing systems.

          (c)     All amounts owed to Agent hereunder are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent per month commencing 45 days from the invoice date. Offeror agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

          (d)     No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

24.     Termination.     Either party may terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all tendered HOLDRS have been exchanged in accordance with the Offer or returned to holders. In the event of such termination, the Offeror will appoint a successor tender agent and inform Agent of the name and address of any successor tender agent so appointed, provided that no failure by the Offeror to appoint such a successor tender agent shall affect the termination of this Agreement or the discharge of Agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly deliver to the Offeror or its designee any securities, Letter of Transmittal or other document that Agent may have received during or following the term of this Agreement relating to this transaction.

25.     Force Majeure.     None of the parties shall be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

26.     Submission to Jurisdiction; Waiver of Jury Trial; Foreign Law.

          (a)     The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

          (b)     Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

27.     Miscellaneous.

          (a)     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles.

          (b)     No provision of this Agreement may be amended, modified or waived, except in a written document signed by all parties.

          (c)     In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of Agent, which shall be controlled by the terms of this Agreement.

          (d)     If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

          (e)     This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

          (f)     This Agreement may not be assigned, or otherwise transferred, in whole or in part, by any party without the prior written consent of the other parties, which the other parties will not unreasonably withhold, condition or delay. Any attempted assignment in violation of the foregoing will be void, except that (i) consent is not required for an assignment to an affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement.

          (g)     Sections 16, 17, 18, 22, 23, 26 and 27 hereof shall survive termination of this Agreement.

          (h)     Nothing in this Agreement shall be construed to give any person or entity other than Agent and Offeror any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent and Offeror.

          (i)     The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

          (j)     This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

          (k)     This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement.

          (l)     Offeror acknowledges that Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Agent must obtain, verify and record information that allows Agent to identify Offeror. Accordingly, prior to accepting an appointment hereunder, Agent may request information from Offeror that will help Agent to identify Offeror, including without limitation its physical address, tax identification number, organizational documents, certificate of good standing, licenses to do business, or any other information that Agent deems necessary. Offeror agrees that Agent cannot accept an appointment hereunder unless and until Agent verifies the identity of Offeror in accordance with the Customer Identification Program requirements.

          (m)     The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients’ gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships. This program may lead to the payment of referral fees or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the execution of this Agreement or the obtaining of products or services by the Offeror that are covered by this Agreement or that may be ancillary or supplemental to those products or services.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

MARKET VECTORS ETF TRUST

By:

Name:
Title:

VAN ECK ASSOCIATES CORPORATION

By:

Name:
Title:

THE BANK OF NEW YORK MELLON, as Agent

By:

Name:
Title:

Exhibit A	Offer to Exchange
Exhibit B	Letter of Transmittal
Exhibit C	List of Authorized Representatives

EXHIBIT A

OFFER TO PURCHASE

EXHIBIT B

LETTER OF TRANSMITTAL

EXHIBIT C

LIST OF AUTHORIZED REPRESENTATIVES

Name	Title	Specimen Signature